Exhibit 99.1

Flexsteel Reports Inducement Grant Under NASDAQ Listing Rule 5635(c) (4)

DUBUQUE, Iowa--(BUSINESS WIRE)--July 3, 2012--Flexsteel Industries, Inc. (NASDAQ:FLXS) today announced that in accordance with NASDAQ rules regarding equity inducement awards to Karel K. Czanderna, its newly appointed President and CEO, on July 1, 2012.

The Company granted 10,000 restricted stock units for Flexsteel common stock. The RSUs will vest 6,000 units on July 1, 2015; 2,000 units on July 1, 2016; and 2,000 units on July 1, 2017. Upon Ms. Czanderna’s voluntary departure or departure for cause from the company, any outstanding RSUs would be automatically be forfeited.

The Company also established a one-year incentive compensation plan, which will allow Ms. Czanderna to earn a maximum of 5,824 shares of the Company’s common stock upon the Company achieving performance goals as set by the Nominating and Compensation Committee of the Board of Directors.

The Company’s independent Nominating and Compensation Committee approved the equity inducement awards in reliance on an employment inducement exception to the shareholder approval as provided for in the NASDAQ governance rules. To comply with the terms of this exemption, the inducement equity grant requires an immediate public announcement of the award and written notice to the NASDAQ.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392